XI.      CODE OF ETHICS

SPARROW CAPITAL MANAGEMENT INCORPORATED

As revised November 12, 2010

I.  INTRODUCTION

.

Purpose.  In order to ensure that personnel associated with Sparrow Funds (the “Trust”) and its series, Sparrow Growth Fund (the “Fund”), and Sparrow Capital Management Incorporated, the investment adviser of the Fund (the “Adviser”), comply with the requirements of Section 17(j) of the Investment Company Act of 1940 (“1940 Act”) and Rule 17j-1 thereunder, and Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”), the Trust and the Adviser each have adopted this Code of Ethics (“Code”).

B.

Fiduciary Duty.  This Code is based on the principle that Access Persons (as defined below) of the Fund owe a fiduciary duty to, among others, shareholders of the Fund.  In complying with this fiduciary duty, Access Persons owe shareholders the highest duty of trust and fair dealing.  The Code applies to all Access Persons and focuses principally on reporting of personal securities transactions in securities.  Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Fund and its shareholders.

As fiduciaries, Access Persons must at all times:  (1)  place the interests of the Fund first; (2)  avoid taking inappropriate advantage of their positions; and (3) conduct all personal securities transactions in full compliance with this Code.  Doubtful situations should be resolved in favor of the Fund.  Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

II.  DEFINITIONS

A.

“Access Person” means:  (1)

any officer or trustee of the Fund or the Adviser; or (2) any Advisory Person (defined below).   A list of current Access Persons is attached hereto as Appendix A.

B.

“Advisory Person” means (1) any employee of the Adviser who, in connection with her or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Security.  An Advisory Person or Access Person of the Fund does not include an employee, director or officer of any subadviser or administrator to the Fund where such company has adopted pursuant to Section VIII hereof a code of ethics satisfactory to the Board of Trustees of the Trust which contains provisions reasonably necessary to prevent its Advisory Persons from engaging in any act, practice or course of  business prohibited by Rule 17j-1(a) under the 1940 Act and such employee is required to report his transactions to such company.

Note:  A person who normally only assists in the preparation of public reports, or receives public reports but receives no information about current recommendations or trading, is neither an Advisory Person nor an Access Person.  A single instance or infrequent, inadvertent instances of obtaining knowledge does not make one either then or for all times an Advisory Person.  Under the definition of “Advisory Person” the phrase “makes. . .the purchase or sale” means someone who places orders or otherwise arranges transactions.

C.

“Beneficial Ownership” will be attributed to an Access Person in all instances in which the Access Person (i) possesses the ability to purchase or sell the securities (or the ability to direct the disposition of the securities); (ii) possesses voting power (including the power to vote or to direct the voting over such securities; or (iii) receives any benefits substantially equivalent to those of ownership. Whether a person has beneficial ownership will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rule 16a-1(a)(2) and (5) under the Securities Exchange Act of 1934.

D.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.  Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

E.

“Investment Personnel” means each person listed as such on Appendix A attached hereto, as well as any other:  (1) employee of the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund; and (2) natural person who controls the Fund or the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of Securities by the Fund.

F.

“Reviewable Transaction” shall mean any of the transactions listed in subsection B, C or D of Section IV or Section VII of this Code.

G.

“Restricted List”  shall mean the list maintained by the Adviser consisting of all stocks currently held in all actively managed accounts of the Adviser, as well as potential securities which could be purchased in the immediate future for managed accounts.

H.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

The term “Security” shall not include the following securities: (i) shares of registered open-end investment companies, other than the Fund; (ii) direct obligations of the United States government; (iii) high quality short term debt instruments, including repurchase agreements; (iv) bankers’ acceptances; (v) bank certificates of deposit; (vi) commercial paper and (vii) such other money market instruments as may be designated by the Board of Trustees (collectively, the “Excluded Securities”).

III. EXEMPT TRANSACTIONS

The prohibitions of Section IV of this Code shall not apply to the following transactions by Access Persons:

()

Mutual Funds.  Purchases and sales of exchange-traded funds, money market funds and mutual funds (other than the Fund);

()

No Control.  Purchases and sales of Securities effected for any account over which the Access Person has no direct or indirect influence or control; and purchases and sales which are nonvolitional on the part of either the Access Person or the Fund, including purchase or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call;

()

Certain Corporate Actions.  Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities; and any purchases which are: (i) made solely with the dividend proceeds received in a dividend reinvestment plan; or (ii) part of an automatic payroll deduction plan whereby an employee purchases securities issued by an employer;

()

Rights.  Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue, and the sale of such rights so acquired;

(5)

Automatic Investment Plan.   Any purchase or sale pursuant to a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  This would include dividend reinvestment plans.

(6)

No Harm to the Fund.  Transactions that appear to present no reasonable likelihood of harm to the Fund, which are otherwise in accordance with Rule 17j-1 under the 1940 Act, and which the Fund’s Chief Compliance Officer has authorized in advance; and  transactions that the Independent Trustees of the Fund, after consideration of all of the facts and circumstances, determined to have not been fraudulent, deceptive or manipulative to the Fund.

IV.  PROHIBITED TRANSACTIONS

A.

No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by the Fund:

(1)

employ any device, scheme or artifice to defraud the Fund;

(2)

make to the Fund any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

(3)

engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund;

(4)

engage in any manipulative practice with respect to the Fund;

(5)

engage in any transaction in a Security while in possession of material, nonpublic information regarding the Security or the issuer of the Security; or

(6)

engage in any transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

B.

Subject to the exceptions stated in Section III of this Code, it shall be impermissible for any Access Person to purchase or sell, directly or indirectly, any Security (or any option to purchase or sell such Security) which, within the most recent 15 days,

(1)

is or has been purchased or sold by the Fund; or

(2)

is being or has been considered by the Fund or the Adviser for purchase by the Fund.

C.

Notwithstanding anything else to the contrary set forth in this Code, in addition to the restriction set forth in B above, Investment Personnel are further prohibited from purchasing the following:

(1)

any Security that is currently on the Adviser’s Restricted List;

(2)

participations in any initial public offering or private placement;

A Security is “being considered for purchase” when a recommendation to purchase or sell a Security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

A Security is or has been “purchased” or “sold” by the Fund from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Fund until the time when such program has been fully completed or terminated.  A Security will not be deemed to have been “purchased” or “sold” if bought or sold as a result of a trading error (without authorization from the Access Person) and provided that such trading error is corrected (reversed) promptly upon discovery (i.e., no later that the 2nd business day).

C.

All other employees of the Adviser must obtain approval from the Adviser’s Chief Compliance Officer or, if the person seeking approval is the Chief Compliance Officer, from the Designated Independent Trustee (as defined below) before directly or indirectly acquiring beneficial ownership in any Securities in an initial public offering or limited offering.   A limited offering is an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or section 4(6); or pursuant to Regulation D under the Securities Act.

D.

Any Access Person who questions whether a contemplated transaction is prohibited by this Code should discuss the transaction with the Fund’s Chief Compliance Officer prior to proceeding with the transaction.

V.  REPORTING REQUIREMENTS

A.

 Initial Reporting Requirements. No later than 10 days after a person becomes an Access Person, every Access Person shall file with the Fund’s Chief Compliance Officer a report containing the information set forth below (which must be current as of a date no more than 30 days prior to the date the person becomes an Access Person) with respect to transactions in any Security (including shares of the Fund) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Security (regardless of whether such transaction is listed in Section III); provided, however, that such Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control if such person certifies such fact to the Fund.

The Initial Holdings Report must contain the following information:

(1)  The title, the applicable ticker symbol and/or CUSIP number, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each Security in which the Access Person had direct or indirect beneficial ownership when the person become an Access Person;

(2)  the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person become an Access Person; and

(3)   the date the report is submitted by the Access Person.

B.

Quarterly Reporting Requirements.

(1)  Quarterly Securities Transaction Reports.   Every Access Person must report all personal Securities transactions to the Fund’s Chief Compliance Officer no later than 30 days after the end of the calendar quarter in which the transaction took place (such report, a “Quarterly Report”).  This report shall include the following information:

•

The date of the transaction, the title, the applicable ticker symbol and/or CUSIP number, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each Security involved;

•

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•

The price at which the transaction was effected;

•

The name of the broker, dealer or bank with or through whom the transaction was effected; and

•

The date the report is submitted.

The Access Person shall also identify any trading account established by the person during the previous quarter with a broker, dealer or bank. A copy of the form of Quarterly Report is attached hereto as Appendix B.  In lieu of submitting a Quarterly Report, the Access Person may provide or cause to be provided to the Fund’s Chief Compliance Officer duplicate account statements for all Securities accounts with respect to which the Access Person is required to report.

(2)  Quarterly New Account Reports.   Every Access Person must report, no later 30 days after the end of the calendar quarter, with respect to any account established by an Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Covered Person:  (a)  the name of the broker, dealer or bank with whom the Access Person established the account; (b) the date the account was established; and (c) the date the report is submitted by the Access Person.

The Chief Compliance Officer shall be responsible for compiling and reviewing the Quarterly Reports, except that the Quarterly Reports of the Fund’s Chief Compliance Officer shall be reviewed by an independent trustee of the Fund (such trustee, the “Designated Independent Trustee”).

D.

Annual Reporting Requirements.  Annually, every Access Person must submit a complete Securities Holdings report to the Chief Compliance Officer (which information must be current as of a date no more than 30 days before the report is submitted), in the form set forth on Appendix C (such report, an “Annual Portfolio Holdings Report”).  This report shall include, for each security included in the report, the date acquired, the title and number of shares, principal amount, price and the name of the brokerage firm or bank through whom the Securities are held. The Chief Compliance Officer or his designee shall be responsible for compiling and reviewing the Portfolio Holding Reports, except that the Portfolio Holding Report of the Chief Compliance Officer shall be reviewed by the Designated Independent Trustee.

E.

Reporting Exceptions.

(1)  An Access Person is not required to file reports with respect to transactions effected for, and Securities held in, any account over which he or she has no direct or indirect influence or control.

(2)   An Access Person of the Adviser need not make a separate report to such party to the extent the information in the report would duplicate information required to be recorded under Rule 204-2(a)(13) of the Advisers Act.

(3)   Each trustee of the Fund who is not an “interested person” of the Fund as defined in the 1940 Act and who would be required to make a report solely by reason of being a Fund trustee, shall not be required to:  (1) make an initial or annual holdings report; or (2) a quarterly transaction report unless the trustee knew or, in the ordinary course of fulfilling his duties as a Fund trustee, should have known that during the 15-day period immediately before or after the trustee’s transaction in a Security, the Fund purchased or sold the Security, or the Fund or the Adviser considered purchasing or selling the Security.

F.

Annual Report to Board of Trustees.  At least annually, the Fund and the Adviser must furnish to the Board a written report that:

1.

Describes any issues arising under the Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed as a result; and

2.

Certifies that the Fund and the Adviser have  adopted  procedures reasonably necessary to prevent Access Persons from violating the Code.

G.

No Admission.  The making of such report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates, and the existence of any report shall not be construed as an admission that any event reported on constitutes a violation of Section V hereof.

VI.  CONFIDENTIALITY

Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of the Fund except to persons whose responsibilities require knowledge of the information.  Portfolio Manager shall maintain all information relating to his or her portfolio management in a confidential and secure manner.

VII.  REVIEW AND ENFORCEMENT

.

Employee Acknowledgment.  The Chief Compliance Officer shall provide a copy of this Code to each Access Person.  Each Access Person shall be required to review and be familiar with the provisions of this Code and, to evidence such review, the Access Person shall be required to acknowledge, in writing, receipt of the Code on the form attached hereto as Appendix D.

.

Review of Transactions

1.

Review.  The Chief Compliance Officer shall review each Quarterly Report and Portfolio Holdings Report to determine whether any Reviewable Transaction as listed in Section IV may have occurred.  Such review may include:

(a)

comparing each report with completed and contemplated portfolio transactions of all clients;

(b)

comparing the securities included in any report against the list of restricted Securities;

(c)

assessing of whether the Access Person is trading for his or her own account in the same Securities as client transactions and, if so, whether the clients are receiving terms as favorable as those taken by the Access Person;

(d)

reviewing  of the whether the trading may indicate any abuses, including, market timing against issuer restrictions, trading on insider information, etc.;

(e)

investigating any substantial disparities between the quality of performance in the Access Person’s portfolio against that achieved by the Access Person for clients; and

(f)

if applicable, investing any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his or her own portfolio against the percentage that is profitable when the Access Person places trades for clients.

2.

Report to Board. If the Fund’s Chief Compliance Officer determines that a Reviewable Transaction may have occurred, the Board of Trustees shall then determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under Section III.  Before making any determination that a violation has been committed by an individual, the Board shall give such person an opportunity to supply additional information regarding the transaction in question. The Chief Compliance Officer, at the direction of the Board, is responsible for investigating any suspected violation of the Code.  The Board is responsible for imposing any sanctions it deems necessary.

.

Reporting Violations.  Each Access Person with knowledge of any violation of this Code by any person shall promptly report such violation to the Fund’s Chief Compliance Officer, who shall investigate any such report to determine if a violation of this Code has in fact occurred.  The Fund’s Chief Compliance Officer shall report any and all violations of this Code to the Board of Trustees. The Chief Compliance Officer shall take sufficient steps to ensure that an Access Person is not penalized and that no retaliatory action is taken against an Access Person in response to or as a result of a report by such Access Person of a violation of this Code by a third person.  Any retaliatory action taken against an Access Person that reports a violation shall be deemed a violation of this Code that is sanctionable pursuant to Section D below.

.

Remedies

.

Sanctions.  If the Board determines that an Access Person has committed a violation of the Code, the Board may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, and termination of the employment of the violator.  The Board also may require the Access Person to reverse the trade(s) in question and forfeit to the Fund any profit or absorb any loss derived therefrom.

2.

No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself.  If a Securities transaction of the Fund’s Chief Compliance Officer is under consideration, a Trustee or other officer of the Fund designated for the purpose by the Board shall act in all respects in the manner prescribed herein for the Fund’s Chief Compliance Officer.

.

Implementation of Code; Inquiries Regarding the Code.  The Fund’s Chief Compliance Officer is responsible for implementation of this Code and will answer any questions about this Code or any other compliance-related matters.

VIII.  ALTERNATE CODE OF ETHICS

.

Any subadviser or administrator to the Fund shall be bound by the requirements of this Code of Ethics of the Fund; except that each may:

.

Submit to the Board of Trustees a copy of a Code of Ethics adopted by such entity pursuant to Rule 17j-1 under the 1940 Act and satisfactory to the Fund, along with a letter of certification that such entity has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics;

.

Promptly report to the Fund in writing any material amendments to such Code; and

.

Provide to the Board, at least annually, the report required in Article V.F.

.

In the event any subadviser or administrator submits a Code of Ethics which it has adopted and is satisfactory to the Fund, such party shall:

.

Promptly furnish the Fund upon request at any time and from time to time copies of any reports made pursuant to such Code by any person who would, except for the provisions of the final paragraph of Section I.A hereof, be defined as an Access Person as to the Fund; and

.

Immediately furnish to the Fund, without request, all material information regarding any violation of such Code by any person who would, except for the provisions of the final paragraph of Section I.A hereof, be defined as an Advisory Person or Access Person as to the Fund.

IX.  RECORDS

.

The Fund shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

.

A copy of this Code and any other Code of Ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

.

A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

.

A copy of each report or duplicate account statements filed pursuant to this Code by any Access Person shall be preserved by the Fund for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

.

A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

5.

A copy of each annual report to the Board by the Fund and the Adviser.

6.

A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Investment Personnel of initial public offerings or limited offerings, for at least five years after the end of the fiscal year in which the approval is granted.

.

Confidentiality

All reports of Securities transactions and any other information filed with the Fund pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.

X.  AMENDMENT: INTERPRETATION OF PROVISIONS

The Board of Trustees may from time to time amend this Code or adopt such interpretations of this Code as they deem appropriate.

Appendix A

PERSONS SUBJECT TO THIS CODE OF ETHICS

1.

Investment Personnel:   Gerald Sparrow, Sharon Rose

2.

Fund Officers and Trustees:  Gerald Sparrow

3.

    Officers and Directors of the Adviser:  Gerald Sparrow

Appendix B

SPARROW FUNDS

SPARROW CAPITAL MANAGEMENT INCORPORATED

Personal Securities Transactions Report                                         For Quarter Ended _____________________________

This report of personal securities transactions pursuant to the requirements of Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 and Rule 204-2(a)(13) of the Advisers Act must be completed and submitted to the Chief Compliance Officer not later than 30 days after the end of each calendar quarter.

Trade Date	Buy, Sell, Other	Security Name and Type	Quantity	Price	Total Principal Amount	Broker/Dealer	Pre-Cleared (Date or N/A)



I have not purchased or sold any shares of the Sparrow Growth Fund during the above-referenced quarter; and



I had no personal securities transactions during the quarter being reported here that were required to be reported on Appendix C.

The reporting of any of the above transaction shall not be construed as an admission that I have any direct or indirect ownership in the security to which the report relates.

_________________________________          _________________________________________                  __________________

(Print Name)                                                       (Signature)

 (Date Submitted)

Return to:

Chief Compliance Officer

Appendix C

SPARROW FUNDS

SPARROW CAPITAL MANAGEMENT INCORPORATED

Disclosure of Access Persons’ Securities Holdings

This report shall set forth the security name or description and security class of each security holding in which you have any direct or indirect beneficial ownership in the Security; provided, however, that such Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control if such person certifies such fact to the Fund.  In lieu of listing each security position below, you may instead attach copies of your bank or broker’s statements for Securities accounts, sign and date this form and return it together with your statements to the Fund.

Security Name	Type of Security (Stock, Bond, etc.)	Broker/Dealer	Account Number



In lieu of listing, I have attached copies of ALL my most recent bank or broker(s)’ statements for my Securities accounts.

_________________________    ________________________          ______________

Print Name                                    Signature                                          Date

Return to:

Chief Compliance Officer

Appendix D

ACKNOWLEDGEMENT

The undersigned, an Access Person of Sparrow Funds, Inc. and/or Sparrow Capital Management Incorporated hereby acknowledges:

1.

That s/he has received a copy of the firm’s Code of Ethics adopted pursuant to Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act of 1940.

2.

That s/he has reviewed the Code of Ethics and has had the opportunity to ask questions about it.

3.

That s/he has read and understands the Code of Ethics.

IN WITNESS WHEREOF, the undersigned has executed this as of this ___ day of __________________________, ______.

Signature:

Print Name: